SUBSCRIPTION AGREEMENT


                                              January ___, 1996



PRAGMA INVESTMENT TRUST
7150 Greenville Avenue
Suite 101 - LB 340
Dallas, Texas

Ladies and Gentlemen:

      PRAGMA Investment Trust (the "Trust") proposes to issue and sell to the public its shares of beneficial interest without par value (the "Shares") pursuant to a registration statement on Form N-1A (the "Registration Statement") filed with the Securities and Exchange Commission. The Trust currently issues a single series of shares, the PRAGMA Providence Fund (the "Fund"). In order to provide the Trust with a net worth of at least $100,000 as required by Section 14 of the Investment Company Act of 1940, as amended, I hereby offer to purchase 10,000 Shares of the Fund at a price of $10.00 per Share prior to the effective date of the Registration Statement (on such date as may be mutually agreed upon).

      I will make payment for the Shares by delivery of a certified or official bank check in the amount of $100,000 payable to the order of the Trust or by wire transfer.

      I represent and warrant to the Trust that the Shares are being acquired by me for investment and not with a view to the resale or further distribution thereof and that I have no present intention to redeem the Shares.

      I hereby agree that, in the event that any of the Shares referred to above are redeemed prior to the amortization in full of the Trust's organizational expenses, the proceeds of such redemption will be reduced by the pro rata portion of any unamortized organizational expenses in the same proportion as the number of such Shares redeemed bears to the number of such Shares held at the time of redemption and that, to the extent that the proceeds of any such redemption are less than such pro rata portion of any then-unamortized organizational expenses, I will reimburse the Trust promptly for such unamortized organizational expenses.



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      Please confirm that the foregoing correctly sets forth the agreement with the Trust.

                                              Very truly yours,




                                              _____________________

                                              John H. Alban, jr.






Confirmed, as of the date first above written.

PRAGMA INVESTMENT TRUST



By____________________________
  President

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